STOCKHOLDERS AGREEMENT


     This STOCKHOLDERS AGREEMENT (this "Agreement") is made and entered into as of this 29th day of July, 1994 by and among Western Wireless Corporation, a Delaware corporation (the "Company"), Hellman & Friedman Capital Partners II, L.P., a California limited partnership ("HFCP II"), H & F Orchard Partners, L.P., a California limited partnership ("Orchard"), H & F International Partners, L.P., a California limited partnership ("International"; HFCP II, Orchard and International, including any Affiliated Successor of any of them, are hereinafter referred to collectively as "H&F"), John W. Stanton ("JWS"), Theresa E. Gillespie ("TEG"), PN Cellular, Inc., a Washington corporation ("PN"), Stanton Communications Corporation, a Washington corporation ("SCC"; JWS, TEG, PN and SCC, including any Affiliated Successor of any of them, are hereinafter referred to collectively as "Stanton"), GS Capital Partners, L.P., a Delaware limited partnership ("GSCP"), GS Capital Partners Media Holding I, L.P., a Delaware limited partnership ("GSCPMH"), Bridge Street Fund 1992, L.P., a Delaware limited partnership ("BSF"), Stone Street Fund 1992, L.P., a Delaware limited partnership ("SSF"; GSCP, GSCPMH, BSF and SSF, including any Affiliated Successor of any of them, are hereinafter referred to collectively as "GSC"), Odyssey Partners, L.P., a Delaware limited partnership (including any Affiliated Successor, "Odyssey"), Providence Media Partners L.P. (including any Affiliated Successor, "Providence"), Bayer Investment Group, a Florida partnership (including any Affiliated Successor, "Bayer"), M.L. Media Opportunity Partners L.P., a Delaware limited Partnership (including any Affiliated Successor, "ML Media"), Media/Communications Partners II Limited Partnership, a Delaware limited partnership, ("M/C Partners"), Media/Communications Investors Limited Partnership, a Delaware limited partnership ("M/C Investors"; M/C Partners and M/C Investors, including any Affiliated Successor of either of them, are hereinafter referred to collectively as the "M/C Entities") (each of H&F, Stanton, GSC, Odyssey, Providence, Bayer, ML Media, M/C Entities, and any other Person who executes a counterpart of this Agreement agreeing to be bound by the terms hereof, are hereinafter referred to individually as an "Investor" and collectively as the "Investors").
                         R E C I T A L S
     WHEREAS, the Company is authorized to issue 25,000,000 shares of Common Stock, par value $.001 per share (the "Common Stock"), of which 14,529,983 shares are issued and outstanding;
     WHEREAS, each of the Investors owns the number of shares of Common Stock set forth opposite its respective name on Schedule 1 annexed hereto;
     WHEREAS, as a result of the Exchange Agreement and Plan of Merger and the consummation of the transactions contemplated thereby, the Investors own collectively approximately 90% of the issued and outstanding shares of Common Stock; and
     WHEREAS, the Investors desire to enter into this Agreement in order to provide for the management of the Company and to regulate certain aspects of the Company's and the Investors' relationship with regard to each other and the Company.
     NOW THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the Investors agree as follows:
     1.   Certain Definitions.
          1.1 "Affiliate" means with respect to any Person, any other Person that, either directly or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with such Person. As used in this Agreement, "control", "controlled" or "controlling" shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or other-wise. In addition, with respect to any natural Person, any member of such Person's Immediate Family, or any trust for the benefit of such natural Person and/or any member of such Person's Immediate Family, shall also be deemed to be an "Affiliate" of such natural Person. For purposes of Section 5 hereof, "Affiliate" and "Affiliated Successor" shall also mean, and for purposes of Section 11 hereof, "Affiliate" shall also mean, in the case of any Investor that is not a natural person, any partner or employee of such Investor.
          1.2 "Affiliated Successor" shall mean with respect to any Person an Affiliate of any Person that is a successor in interest to any or all of such Person's Common Stock.
          1.3 "Beneficially Own" shall have the meaning set forth in Rule 13d-3 of the Exchange Act.
          1.4 "Board" shall mean the Board of Directors of the Company.
          1.5 "Commission" shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.
          1.6 "Common Stock" shall have the meaning set forth in the Recitals.
          1.7 "Company Indemnitees" shall have the meaning set forth in Section 6.7(a).
          1.8 "Demand Registration Notice" shall have the meaning set forth in Section 6.1(a).
          1.9 "Demand Registrations" shall have the meaning set forth in Section 6.1(a).
          1.10 "Equity Security" shall have the meaning set forth in Section 7.1.
          1.11 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.
          1.12 "Exchange Agreement and Plan of Merger", shall mean the Exchange Agreement and Plan of Merger, dated July 20, 1994, by and among MARKETS, MCLP, Inc., WWC Holding Co., Inc., PN, PN Cellular Limited Partnership, JWS, TEG, SCI Communications, Inc., H&F, Bayer, ML Media and the M/C Entities.
          1.13 "Exercise Notice" shall have the meaning set forth in Section 5.1.
          1.14  "GCC" shall have the meaning set forth in Section
12.1.
          1.15 "Immediate Family" means an individual's spouse, children (including adopted children), grandchildren, parents, grandparents and siblings.
          1.16 "Indemnified Party" shall have the meaning set forth in Section 6.7(c).
          1.17 "Indemnifying Party" shall have the meaning set forth in Section 6.7(c).
          1.18 "MARKETS" shall mean MARKETS Cellular Limited Partnership, a Delaware limited partnership.
          1.19 "Minority Stockholders" shall mean all of the stockholders of the Company other than the Investors.
          1.20 "Person" shall mean an individual, corporation, association, partnership, trust or estate, an unincorporated organization, a joint venture, a government or any agency or political subdivision thereof, or any other entity of whatever nature.
          1.21 "Piggyback Registration" shall have the meaning set forth in Section 6.2(a).
          1.22 "Piggyback Registration Notice" shall have the meaning set forth in Section 6.2(a).
          1.23 "Preemptive Notice" shall have the meaning set forth in Section 7.2.
          1.24 "Preemptive Right" shall have the meaning set forth in Section 7.2.
          1.25 "Proportionate Share" shall have the meaning set forth in Section 6.4(a).
          1.26 "Public Offering" shall mean a firm commitment underwritten public offering of the Common Stock having estimated aggregate minimum gross proceeds to the Company and the partici-pating Investors and participating Minority Stockholders of at least $10,000,000 (based upon the then current market price or fair value estimated by the underwriters).
          1.27 The terms "Register", "Registered" and "Registra-tion" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and the rules and regulations promulgated thereunder ("Registration Statement"), and the declaration or ordering of the effectiveness of such Registration Statement.
          1.28 "Registering Parties" shall have the meaning set forth in Section 6.1(a).
          1.29 "Registrable Common Stock" shall mean (a) the shares of Common Stock held by all of the Investors and the Minority Stockholders, and (b) all Common Stock issued, or issuable upon conversion, exchange or exercise of an equity security which is issued, pursuant to a stock split, stock dividend or other similar distribution or event with respect to Registrable Common Stock.
          1.30 "Registration Expenses" shall mean all expenses incurred by the Company in complying with Section 6 (other than Selling Expenses), including, without limitation, all federal and state registration, qualification and filing fees, so-called "Blue Sky" filing fees and expenses, printing expenses, fees and disbursements of counsel for the Company (but not counsel for the Investors and Minority Stockholders participating in the Registration), underwriting expenses, and fees and expenses of the Company's independent accountants.
          1.31 "Registration Statement" shall have the meaning set forth in Section 1.27.
          1.32 "Representative" shall have the meaning set forth in Section 6.2(b).
          1.33 "Requesting Holders" shall have the meaning set forth in Section 6.2(b).
          1.34 "Requesting Holders' Indemnitees" shall have the meaning set forth in Section 6.7(b).
          1.35 "Securities Act" shall mean the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.
          1.36 "Selling Investors" shall have the meaning set forth in Section 5.1.
          1.37 "Selling Expenses" shall mean all underwriting discounts and selling commissions applicable to the sale of Reg-istrable Common Stock.
          1.38 "Subsidiary" shall mean any Person that is, directly or indirectly, controlled by the Company.
          1.39 "Tag-Along Notice" shall have the meaning set forth in Section 5.1.
          1.40  "Transfer" shall have the meaning set forth in
Section 5.1.
          1.41  "Underwriting" shall have the meaning set forth in
Section 6.2(b).
          1.42 "Valid Business Reason" shall have the meaning set forth in Section 6.1(d).
          Each definition or pronoun herein shall be deemed to refer to the singular, plural, masculine, feminine or neuter as the context requires. Words such as "herein, "hereinafter," "hereof," "hereto" and "hereunder" refer to this Agreement as a whole, unless the context otherwise requires.
     2.   Certificate of Incorporation and By-Laws.
          The Certificate of Incorporation of the Company as amended and in effect as of the date hereof is in the form of Exhibit A attached hereto. The By-laws of the Company as amended and in effect as of the date hereof are in the form of Exhibit B attached hereto.
     3.   Legend.
          All certificates representing shares of Common Stock now or hereafter issued by the Company to any of the Investors and any Person who becomes a party to this Agreement shall be subject to this Agreement and shall bear the following legend:
                "The shares evidenced by this certifi-
          cate or any certificate issued in exchange or transfer therefor are and will be subject to, and may not be transferred except in accor-dance with, the terms of a certain Stock-holders' Agreement, dated as of July 29, 1994, by and among certain stockholders of the Company and the Company, which agreement pro-vides, among other things, for restrictions on the sale, transfer and disposition of the shares of the Company, an executed copy of which agreement is on file at the principal office of the Company."
     4.   Management of the Corporation.
          4.1 Board of Directors. Each of the Investors agrees to use its best efforts, including voting all of its shares of Common Stock, to cause the Board to consist of seven (7) directors selected as set forth in this Section 4.1. All directors of the Company shall be citizens of the United States. Each of the Investors agrees that, from and after the date hereof, it will vote, or cause to be voted, all of the shares of Common Stock owned or held of record by it and its Affiliates (whether now owned or hereafter acquired), in person or by proxy, so as to elect and thereafter to continue in office a Board consisting of the following members: the Chief Executive Officer of the Company, three designees of H&F, one designee of GSC, and two designees selected by a plurality vote of Stanton, Odyssey and Providence (voting as a single class; it being understood that such two designees are in addition to JWS for so long as JWS shall serve on the Board by reason of his holding the office of Chief Executive Officer of the Company); provided, however, that if such shares of Common Stock are owned by or held of record by an Affiliate of an Investor and such Affiliate is not controlled by such Investor, such Investor shall be obligated only to use its best efforts to cause such Affiliate to so vote such shares of Common Stock as set forth herein. Stanton agrees with respect to one of the two designees to the Board selected by the plurality vote of Stanton, Odyssey and Providence that from and after the date hereof and for so long as (i) JWS is serving as the Chief Executive Officer of the Company, (ii) Stanton, Odyssey and Providence shall collectively Beneficially Own at least 15% of the total number of shares of Common Stock outstanding, and (iii) Odyssey shall Beneficially Own all of the shares of Common Stock set forth opposite its name on
Schedule 1 annexed hereto, Stanton shall so vote, or cause to be voted, all of the shares of Common Stock owned or held of record by Stanton and its Affiliates for one designee of Odyssey. Stanton agrees with respect to one of the two designees to the Board selected by the plurality vote of Stanton, Odyssey and Providence that from and after the date hereof and for so long as (i) JWS is serving as the Chief Executive Officer of the Company, (ii) Stanton, Odyssey and Providence shall collectively Beneficially Own at least 15% of the total number of shares of Common Stock outstanding, and (iii) Providence shall Beneficially Own all of the shares of Common Stock set forth opposite its name on Schedule 1 annexed hereto, Stanton shall so vote, or cause to be voted, all of the shares of Common Stock owned or held of record by Stanton and its Affiliates for one designee of Providence. Any Investor or group of Investors who has the right to designate any member(s) of the Board shall have the right to replace any member(s) so designated by it (whether or not such member is removed from the Board with or without cause or ceases to be a member of the Board by reason of death, disability or for any other reason) upon written notice to the Company and the other members of the Board, which notice shall set forth the name of the member(s) being replaced and the name of the new member(s). Each of the Investors agrees to vote its shares of Common Stock, or shall otherwise take any action as is necessary, desirable or appropriate, so as to cause the election of any successor director designated by any of the Investors pursuant to this Section 4.1. Notwithstanding the foregoing,
                (a)     if at any time H&F shall cease to
Beneficially Own at least (i) 20% of the total number of shares of Common Stock outstanding, then in such event, H&F shall be entitled to designate only two members of the Board; (ii) 15% of the total number of shares of Common Stock outstanding, then in such event, H&F shall be entitled to designate only one member of the Board; and (iii) 7.5% of the total number of shares of Common Stock outstanding, then in such event, H&F shall not be entitled to designate any member of the Board;
                (b)     if at any time GSC shall cease to
Beneficially Own at least 7.5% of the total number of shares of Common Stock outstanding, then in such event, GSC shall not be entitled to designate any member of the Board; and
                (c)     if at any time Stanton, Odyssey and
Providence shall cease collectively to Beneficially Own at least (ithen in such event, they shall be entitled to designate only one member of the Board; and (ii) 7.5% of the total number of shares of Common Stock outstanding, then in such event, they shall not be entitled to designate any member of the Board (except that JWS shall continue to serve on the Board for so long as he holds the office of Chief Executive Officer of the Company).
Any vacancies on the Board created by reason of the provisions of subsections (a) through (c) above shall be filled annually by a vote of a majority of all stockholders of the Company.
          4.2 Transaction between the Company and Investors or their Affiliates. No Investor or its Affiliates shall enter into any transaction with the Company or any Subsidiary of the Company unless such transaction is approved by a majority of the disinterested members of the Board. For purposes hereof, a member of the Board shall be deemed to be disinterested with respect to any such transaction if such member was not designated a member of the Board by the Investor which (or an Affiliate of which) proposed to engage in such transaction with the Company or any Subsidiary of the Company and such member is not an officer, director, partner, employee, stockholder of, or consultant to, such Investor or any of its Affiliates.
     5.   Tag-Along.
          5.1 Tag-Along Notice. Except for a transfer of shares of Common Stock by HFCP II, Orchard, International, JWS, TEG, PN, SCC, GSCP, GSCPMH, BSF, SSF, Odyssey Partners, L.P., Providence Media Partners L.P., Bayer Investment Group, M.L Media Opportunity Partners, L.P., M/C Partners or M/C Investors to an Affiliated Successor of such Person, no Investor, whether acting alone or in concert with any other Investor (such parties being referred to herein as "Selling Investors") shall, directly or indirectly, participate or otherwise engage, whether pursuant to a common plan, understanding, agreement, arrangement, or otherwise, or through one or more intermediaries, and whether by selling, transferring, conveying, tendering or otherwise disposing of, or voting or consenting with respect to its, Common Stock or other securities of the Company (each such action hereinafter a "Transfer"), in any single transaction or series of related transactions involving the acquisition by any Person or group of Persons (within the meaning of Rule 13d-5 under the Exchange Act) from one or more Investors or Minority Stockholders of 25% or more of the outstanding shares of Common Stock unless each other Investor and Minority Stockholder is given the opportunity to Transfer up to that number of shares of Common Stock then owned by such Investor or Minority Stockholder that bears the same proportion to the total number of shares of Common Stock at that time owned by such Investor or Minority Stockholder as the number of shares of Common Stock being Transferred by the Selling Investors (including shares of Common Stock theretofore Transferred if in a series of related transactions) bears to the total number of shares of Common Stock at the time owned by the Selling Investors (including shares of Common Stock theretofore Transferred if in a series of related transactions), such sale to be concurrent with the Transfer by the Selling Investors and at a price, on terms and subject to conditions that are not less favorable to such Investor or Minority Stockholder than those to the Selling Investors; provided, however, that the Investors and Minority Stockholders who are not Selling Investors and who elect to Transfer shares in accordance with such opportunity shall be obligated only to make representations and warranties as to their title in and to the shares of Common Stock being sold by each of them. No such opportunity shall have been given for purposes of this Section 5.1 unless each of the other Investors and the Minority Stockholders shall have been given notice in writing (the "Tag-Along Notice") of such opportunity, setting forth (i) the names of the Selling Investors, (ii) the names and addresses of the proposed acquiring Person, (iii) the amount of shares proposed to be Transferred and the price, form of consideration and other terms and conditions of such opportunity (including, if in a series of related transactions, such information with respect to shares of Common Stock theretofore Transferred), (iv) that the acquiring Person has been informed of the tag-along right provided for in this Section 5 and has agreed to purchase shares of Common Stock in accordance with the terms hereof, and (v) the date by which the other Investor or Minority Stockholder may exercise its rights contained in this Section 5.1, which date shall not be less than thirty (30) days after the giving of the Tag-Along Notice. All notices from the Selling Investors to the other Investors and the Minority Stockholders shall be sent to them at their addresses set forth in the stockholder records maintained by the Company. In order for any other Investor or Minority Stockholder to exercise such opportunity, such other Investor or Minority Stockholder shall, within thirty (30) days after the giving of the Tag-Along Notice, deliver to the Selling Investors a written notice (the "Exercise Notice") specifying that such other Investor or Minority Stockholder has elected to (and specifying the number of shares it has elected to) Transfer shares of Common Stock owned by such party in accordance with the terms of such opportunity set forth in the Tag-Along Notice, whereupon such Transfer by such other Investor or Minority Stockholder shall be completed contemporaneously with the Transfer by the Selling Investors. In the event that the acquiring Person does not agree to purchase all of the shares of Common Stock specified in each Exercise Notice on the same terms and conditions as those specified in the Tag-Along Notice, then the Selling Investors shall not be permitted to Transfer any shares of Common Stock to the acquiring Person and no Transfer by any other Investors or Minority Stockholders to the acquiring Person shall be consummated pursuant to this Section 5.1. If no Exercise Notice is received from any other Investors or Minority Stockholders within thirty (30) days after the giving of the Tag-Along Notice by the Selling Investors, the Selling Investors shall have the right, for a sixty (60) day period after the expiration of such thirty (30) day period (or for such longer period of time as may be required for any regulatory approvals), to Transfer (or, in the case of a Transfer which requires regulatory approval, agree to Transfer) the shares of Common Stock they propose to Transfer to the acquiring Person on the terms and conditions set forth in the Tag-Along Notice. In the event the Selling Investors do not Transfer (or, in the case of a Transfer which requires regulatory approval, do not agree to Transfer) the shares of Common Stock they propose to Transfer to the acquiring Person on the terms and conditions set forth in the Tag-Along Notice within such sixty (60) day period, then any subsequent Transfer by such Selling Investors will be subject to this Section 5.1.
          5.2 Stop-Transfer. The Company agrees not to effect any Transfer of shares of Common Stock by any Selling Investors whose proposed Transfer is subject to Section 5.1 until it has received evidence reasonably satisfactory to it that the rights provided to the Investors and Minority Stockholders pursuant to
Section 5.1, if applicable to such Transfer, have been complied with and satisfied in all respects.
     6.   Registration Rights.
          6.1   Demand Registration.
                (a) Exercise of Demand Registration Right. At any time and from time to time after the first anniversary of the date of execution and delivery of this Agreement, any Investor or Investors holding an aggregate of 10% or more of the issued and outstanding shares of Common Stock may demand Registration under the Securities Act of all or part of its or their Registrable Common Stock on Form S-1 or any similar long-form Registration Statement or on Forms S-2 or S-3 or other comparable short-form Registration Statement by a written notice given to the Company signed by each Investor making such demand (such Investor or Investors being referred to herein as the "Registering Party" or "Registering Parties"); provided, however, that in the case of each such Registration so requested by Investors, the aggregate offering value of the Registrable Common Stock to be included in such Registration by such Investors shall equal at least $25,000,000 (based upon the then current market price or fair value estimated by the underwriters). Within fifteen (15) days after receipt of any such request for Registration from Registering Parties, the Company will give written notice (the "Demand Registration Notice") of such requested Registration to all of the other Investors and to each Minority Stockholder. Subject to the provisions of Section 6.1(c) hereof, the Company will include in such Registration all Registrable Common Stock with respect to which the Company has received written requests from Investors and Minority Stockholders for inclusion therein within thirty (30) days of the date of the Company's Demand Registration Notice. Subject to Section 6.1(c) hereof, the Company will also have the right during such thirty
(30) day period to notify the Investors that it proposes to register shares of Common Stock pursuant to such Registration. All registrations demanded under this Section 6.1 are referred to herein as "Demand Registrations."
                (b) Requests for Registrations. During the term of this Agreement, the Investors will be entitled to request and have effective three (3) separate Demand Registrations. Demand Registrations may be short-form registrations on Form S-2, S-3 or other comparable forms whenever the Company is permitted to use any applicable short form. Following the initial Public Offering of its securities, the Company will use its reasonable efforts to qualify for use of short-form registrations.
                (c) Priority on Demand Registrations. If a Demand Registration is an underwritten offering, and the managing underwriter or underwriters advise the Company in writing that in its or their opinion a limitation on the total number of shares of Common Stock to be included in such Registration is advisable, the Company will include in such Registration such number of shares of Common Stock which in the opinion of such underwriter or underwriters may be sold, allocated among (i) first, the shares of Registrable Common Stock which the Investors and the Minority Stockholders propose to sell pursuant to such Registration (including the shares of Common Stock owned by the Registering Parties), on a pro rata basis, with respect to each such party, based upon the respective percentage ownership by each such party of the aggregate number of shares of Common Stock requested to be Registered by all such parties, and (ii) second, the shares of Common Stock the Company proposes to sell pursuant to such Registration.
                (d) Restrictions on Demand Registrations. The Company will not be obligated to effect (i) more than two (2) separate Demand Registrations during any twelve (12) month period during the term of this Agreement, or (ii) any Demand Registration if prior to receipt of any notice from a Registering Party or Registering Parties requesting a Demand Registration the Board shall have adopted a resolution to the effect that the Company intends to Register shares of Common Stock under the Securities Act within the subsequent six-month period until such period has elapsed or the Company shall have abandoned such intention prior to the expiration of such six-month period or, in the event such Registration becomes effective, during the one hundred eighty (180) day period after the effective date of such Registration. In addition, if the Board, in its good faith judgment, determines that any registration of Registrable Common Stock should not be made or continued because it would materially interfere with any material financing, acquisition, corporate reorganization or merger involving the Company (collectively, a "Valid Business Reason"), the Company may postpone filing a Registration Statement relating to any Demand Registration until such Valid Business Reason has been consummated or terminated, but in no event for more than six
(6) months, and, in case any such Registration Statement has already been filed the Company may cause such Registration Statement to be withdrawn and its effectiveness prematurely terminated or may postpone amending or supplementing such Registration Statement (and the Company shall give written notice of its determination to postpone or withdraw a Registration Statement and of the fact that the Valid Business Reason for such postponement or withdrawal has been consummated or prematurely terminated, in each case, promptly after the occurrence thereof). If the Company shall give any notice of postponement or withdrawal of any Registration Statement, the Company shall not, during the period of postponement or withdrawal, Register any Equity Security other than pursuant to a Registration Statement on Form S-4 or Form S-8 (or any equivalent Registration form then in effect). Each Investor agrees that, upon receipt of any notice from the Company that the Company has determined to withdraw any Registration Statement pursuant to this Section 6.1(d), such Investor will discontinue its disposition of Registrable Common Stock pursuant to such Registration Statement and, if so directed by the Company, will deliver to the Company (at the Company's expense) all copies, other than permanent file copies, then in such Investor's possession of the prospectus covering such Registrable Common Stock that was in effect at the time of receipt of such notice. If the Company shall give any notice of withdrawal or postponement of a Registration Statement the Company shall, at such time as the Valid Business Reason that caused such withdrawal or postponement no longer exists (but in no event later than six (6) months after the date of the withdrawal or postponement), with respect to a withdrawn Registration Statement, as soon as practicable file a new Registration Statement covering the Registrable Common Stock that were covered by the withdrawn Registration Statement or, with respect to a postponed Registration Statement, use its best efforts to effect the Registration under the Act of Registrable Common Stock in accordance with Section 6.1 (unless, as a result of Investors having withdrawn any Demand Registration Notice, Investors owning fewer than the requisite number of shares of Registrable Common Stock, if applicable, are requesting Registration of Registrable Common Stock), and such Registration Statement shall be maintained effective for the full period of time required by this Agreement for Registration Statements effected pursuant to Section 6 and shall not be withdrawn or postponed pursuant to this Section 6.1(d). If the Company shall have withdrawn or prematurely terminated a Registration Statement filed pursuant to Section 6.1 (whether pursuant to this clause 6.1(d) or as a result of any stop order, injunction or other order or requirement of the Commission or any other governmental agency or court), the Company shall not be considered to have effected an effective Registration for the purposes of Section 6.1 until the Company shall have filed a new Registration Statement covering the Registrable Common Stock covered by the withdrawn Registration Statement and such Registration Statement shall have been declared effective and shall not have been withdrawn or prematurely terminated.
          6.2   Notice of Registration and Inclusion of Registrable
Common Stock.
                (a) Piggyback Registration. In the event that the Company decides to Register any of its Common Stock under the Securities Act (other than pursuant to a Demand Registration), on a form that would permit the inclusion of Registrable Common Stock held by the Investors and Minority Stockholders (any such Registra-tion to be a "Piggyback Registration"), the Company will: (i) promptly give each of the Investors and the Minority Stockholders written notice thereof (the "Piggyback Registration Notice") (which notice shall include a list of the states and other jurisdictions in which the Company intends to attempt to qualify such Common Stock under applicable Blue Sky or other state securities laws), and (ii) subject to the provisions of Section 6.2(c) hereof, include in such Registration (and any related qualification under Blue Sky laws or other state securities laws), and in any underwriting involved therein, all of the Registrable Common Stock specified in a written notice given to the Company by any Investor and any Minority Stockholder within thirty (30) days after the date of the Piggyback Registration Notice to such Investors and Minority Stockholders.
                (b) Notice of Underwriting. If the Registra-tion with respect to which the Company provides a Piggyback Registration Notice is for a Registered public offering involving an underwriting (the "Underwriting"), the Company shall so advise all of the Investors and the Minority Stockholders in the Piggyback Registration Notice. In such event, the right of any such Investor or Minority Stockholder to participate in such Piggyback Registration shall be conditioned upon the Underwriting and the inclusion of such party's Registrable Common Stock in the Underwriting to the extent provided in Section 6.2(c). All such Investors and Minority Stockholders proposing to distribute their Registrable Common Stock through the Underwriting (collectively, the "Requesting Holders") shall, together with the Company, enter into an underwriting agreement with the underwriters' representative or representatives (collectively the "Representative") selected for such underwriting in accordance with
Section 6.8.  The Requesting Holders shall have no right under
Section 6.2 to participate in the selection of the underwriters or their Representative.
                (c) Marketing Limitations in Underwriting. In the event the Representative gives notice to the Requesting Holders in writing that in the opinion of the underwriters a limitation on the total number of shares of Common Stock to be included in the Underwriting is advisable, the Company will include in such Registration such number of shares of Common Stock which in the opinion of such underwriters or Representative may be sold, allocated among (i) first, the securities the Company proposes to sell pursuant to such Registration, (ii) second, the shares of Registrable Common Stock which were requested to be included in such Registration by the Requesting Holders, on a pro rata basis, with respect to each such party, based upon the respective percentage ownership by each Requesting Holder of the aggregate number of shares of Common Stock requested to be Registered by all Requesting Holders. No such reduction shall reduce the amount of securities being offered by the Company for its own account to be included in such Registration and underwriting until all shares of Registrable Common Stock which were requested to be included in such Registration by the Requesting Holders shall have been excluded from such Registration.
                (d) Withdrawal from Underwriting. If any Requesting Holder whose Registrable Common Stock is included in the Underwriting disapproves of the terms of the Underwriting, it may elect to withdraw therefrom by written notice to the Company and the Representative delivered at least ten (10) days prior to the effective date of the Registration Statement. Any Registrable Common Stock withdrawn from the Underwriting shall be withdrawn from the Registration. If any shares of Registrable Common Stock which were requested to be included in such Registration by any Requesting Holder were excluded from such Registration on a pro rata basis by application of clause (ii) of Section 6.2(c), the Company shall use reasonable efforts to permit each such Requesting Holder to include in such Registration its pro rata portion, based on the respective percentage ownership by each Requesting Holder of the aggregate number of shares of Common Stock requested to be Registered by all Requesting Holders (excluding the shares of Registrable Common Stock owned by any Requesting Holder who withdraws his shares of Registrable Common Stock from the Underwriting), of any shares of Registrable Common Stock withdrawn from the Underwriting by a Requesting Holder.
          6.3 Compliance with Blue Sky Laws. In the event of any Registration of Registrable Common Stock pursuant to this Section 6, the Company will use its reasonable best efforts to Register and qualify the securities included in the Registration under such Blue Sky or other securities laws of such states or other jurisdictions as shall be reasonably requested by the Registering Parties, in the case of a Registration that does not involve an Underwriting, or by the Representative, in the case of a Registration involving an Underwriting, to effect the plan of distribution of such securities; provided, however, that the Company shall not be required to subject itself to taxation in any such state or jurisdiction, qualify to do business in any such state or jurisdic-tion or file a general consent to service of process in any such state or jurisdiction solely by reason of such qualification of such securities.
          6.4   Expenses of Registration.
                (a) Demand Registration Expenses. In the event of a Demand Registration the Company shall bear all of the Registration Expenses and each of the Investors and the Minority Stockholders who participate in such Demand Registration shall be responsible for (i) its own legal fees and expenses in connection with such Demand Registration, and (ii) its proportionate share of all Selling Expenses, such proportionate share to be equal to a fraction, the numerator of which is the number of shares of Common Stock being so Registered by such Investor or Minority Stockholder and the denominator of which is the aggregate number of shares of Common Stock being Registered by all Investors and Minority Stockholders participating in such Demand Registration ("Proportionate Share"); provided, however, that if in connection with a Demand Registration a special audit of the Company's financial statements shall be conducted by the Company's independent accountants each of the Investors and Minority Stockholders participating in such Demand Registration shall bear its Proportionate Share of the costs and expenses of such audit; provided further, however, that if a special audit is conducted in connection with a Demand Registration and such Demand Registration shall be postponed or withdrawn pursuant to Section 6.1(d) hereof because of a Valid Business Reason, and as a result of such postponement or withdrawal such special audit is not incorporated into such Demand Registration, the Company shall bear the costs and expenses of such special audit.
          (b) Piggyback Registration Expenses. All Registration Expenses incurred in connection with a Piggyback Registration by the Company as contemplated by Section 6.2 shall be borne by the Company. Each of the Investors and Minority Stockholders shall be responsible for its own legal fees and expenses and each of the Company, the Investors and the Minority Stockholders shall be responsible for its Proportionate Share of all Selling Expenses incurred in connection with such Piggyback Registration.
          6.5 Registration Procedures. The Company will keep each Investor and Minority Stockholder whose Registrable Common Stock is included in any Registration pursuant to this Agreement advised as to the initiation and completion of such Registration. At its expense the Company will: (a) use its reasonable best efforts to effect such Registration and to keep any such Registration effective for a period of 120 days or until such Investors and Minority Stockholders have completed the distribution described in the Registration Statement relating thereto, whichever first occurs; and (b) furnish such number of prospectuses (including preliminary prospectuses) and other documents to any such Investor or Minority Stockholder from time to time as any such party may reasonably request.
          6.6 Information. It is a condition precedent to the Company's obligations under this Agreement that each Investor and Minority Stockholder, whose shares of Common Stock are not freely transferable under the Securities Act, requesting that Registrable Common Stock be included in a Registration pursuant to this Section 6 furnish to the Company, or to the underwriters or Representative participating in such Registration, such information regarding such Investor or Minority Stockholder, and the distribution proposed by such Investor or Minority Stockholder as the Company or such under-writers or Representatives may reasonably request. In addition each such Minority Stockholder shall enter into such agreements with the Company and the underwriters or Representatives participa-ting in such Registration, including agreements with respect to indemnification, as the Company and the underwriter or Representa-tive participating in such Registration may reasonably request.
          6.7   Indemnification.
                (a) Company's Indemnification. To the extent permitted by law, the Company will indemnify each Investor and Minority Stockholder holding Registrable Common Stock with respect to which Registration or qualification has been effected pursuant to this Agreement, and each of its agents, employees, controlling persons within the meaning of the Securities Act, officers, directors and partners and each underwriter, if any, participating in such Registration or qualification and each person which controls any such underwriter within the meaning of the Securities Act (collectively the "Company Indemnitees"), against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any Registration Statement, prospectus or other document incident to any such Registration or qualification or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements contained therein not misleading, or any violation by the Company of the Securities Act or any rule or regulation thereunder applicable to the Company in connection with any such Registration or qualification, and will reimburse each Company Indemnitee for any legal and any other expenses reasonably incurred by any such party in connection with investigating or defending any such claim, loss, damage, liability or action; provided, however, that the indemnity contained in this
Section 6.7(a) shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if settlement is effected without the prior written consent of the Company (which consent shall not be unreasonably withheld); and provided further, however, that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by any such Company Indemnitee and stated to be specifically for use therein.
                (b) Investor's and Minority Stockholder's Indemnification. To the extent permitted by law, each Investor and Minority Stockholder holding Registrable Common Stock with respect to which Registration or qualification has been effected pursuant to this Agreement, severally and not jointly, will indemnify the Company and each of its agents, employees, controlling persons within the meaning of the Securities Act, directors, partners and officers and each underwriter, if any, participating in such Registration or qualification and each person which controls any such underwriter within the meaning of the Securities Act, and each other Investor and Minority Stockholder participating in such Registration and qualification and each of their respective agents, employees, controlling persons within the meaning of the Securities Act, officers, directors and partners (collectively, the "Requesting Holders' Indemnitees"), against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any Registration Statement, prospectus or other document incident to such Registration or qualification or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements contained therein not misleading, and will reimburse each Requesting Holders' Indemnitee for any legal and any other expenses reasonably incurred by any such party in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue state-ment) or omission (or alleged omission) is made in such Regis-tration Statement, prospectus or other document in reliance upon and in conformity with written information furnished to the Company by such Investor or Minority Stockholder or any agent, employee, officer, director, partner or controlling person thereof and stated to be specifically for use therein; provided, however, that the indemnity contained in this Section 6.7(b) shall not apply to amounts paid in settlement of any such claim, loss, demand, lia-bility or action if such settlement is effected without the prior written consent of such Investor or Minority Stockholder (which consent shall not be unreasonably withheld); and provided further, however, that such Investor's or Minority Stockholder's liability under this Section 6.7(b) shall not exceed such Investor's or Minority Stockholder's aggregate net proceeds from the sale of the Registrable Common Stock included in such Registration or qualification.
                (c) Indemnification Procedure. Each party entitled to indemnification under this Section 6.7 (the "Indemnified Party") shall give written notice, which is reasonably detailed, to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, with counsel chosen by such Indemnifying Party (such counsel to be reasonably acceptable to Indemnified Party), and the Indemnifying Party shall not be obligated to indemnify the Indemnified Party for any legal and any other expenses incurred by the Indemnified Party in connection with investigating and defending such action after the Indemnifying Party assumes the defense of such claim; provided, however, that nothing contained herein shall prevent the Indemnified Party from participating in such defense at such party's expense. If the Indemnified Party reasonably determines, based upon written advice of its counsel, that there is a conflict between the position of the Indemnified Party and the Indemnifying Party in conducting the defense of such action, then the Indemnified Party shall be entitled to conduct the defense of such action, at the expense of the Indemnifying Party, to the extent reasonably determined by such counsel to be necessary to protect the interest of the Indemnified Party. The failure of any In-demnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 6.7(c) provided that the parties to this Agreement reserve any rights to make a claim under this Agreement for damages actually incurred by reason of any failure of an Indemnified Party to give prompt written notice of a claim to an Indemnifying Party. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the prior written consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect of such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and the litigation resulting therefrom.
                (d) Contribution. Each of the Company, the Investors and any Minority Stockholders holding Registrable Common Stock with respect to which Registration or qualification has been effected pursuant to this Agreement agrees that, if for any reason the indemnification provisions contemplated by Section 6.7(a) or
Section 6.7(b) hereof are unavailable to or insufficient to hold harmless an Indemnified Party in respect of any claims, losses, damages or liabilities (or actions in respect thereof) referred to therein, then each Indemnifying Party shall contribute to the amount paid or payable by the Indemnified Party as a result of such claims, losses, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the Indemnified Party in connection with the statements or omissions which resulted in the claims, losses, damages or liabilities (or action in respect thereof), as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether the untrue statement (or alleged untrue statement) of a material fact or omission (or alleged omission) to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent the statement or omission. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 6.7(d) were determined by pro rata allocation (even if the Company, Investors or Minority Stockholders or all of them were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 6.7(d). The amount paid or payable by an Indemnified Party as a result of the claims, losses, damages or liabilities (or actions in respect thereof) referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by the Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 6.7(d), no Investor or Minority Stockholder shall be required to contribute any amount in excess of the amount by which the dollar amount of the proceeds received by such Investor or Minority Stockholder from the sale of any Common Stock so Registered (after deducting any fees, discounts and commissions applicable thereto) exceeds the amount of any damages which the Company, such Investor or Minority Stockholder has otherwise been required to pay by reason of any untrue or alleged untrue statement or omission or alleged omission. Subject to the limitations set forth in the immediately preceding sentence, the Company's, Investors' and Minority Stockholders' obligations in this Section 6.7(d) to contribute shall be several and not joint. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of fraudulent misrepresentation.
          6.8 Selection of Underwriters. In the case of a Demand Registration or Piggyback Registration, the Company shall have the right, in its sole discretion, to select the investment banker(s) and manager(s) and to administer the offering of any such Reg-istration pursuant to this Section 6.
          6.9 Holdback Agreements. Each Investor hereby agrees that it shall not, to the extent requested by the Company or any underwriter or Representative of securities of the Company, sell or otherwise transfer or dispose of any shares of Common Stock (other than those included in a Registration) for a period of up to one hundred eighty (180) days following the effective date of a Registration Statement (other than pursuant to a Registration Statement on Form S-4 or Form S-8 (or any equivalent Registration form then in effect)) of the Company filed under the Securities Act other than (i) with the prior written consent of the Company or such underwriter or Representative, (ii) pursuant to a bona fide gift to a person or entity who agrees in writing to be bound by the provisions of this Section 6.9 or (iii) distributions of shares of Common Stock by an Investor to its partners or investors who agree in writing, if requested by the Company or such underwriter or Representative, to be bound by the provisions of this Section 6.9. Nothing contained in this Section 6.9 shall prohibit HFCP II, Orchard, International, JWS, TEG, PN, SCC, GSCP, GSCPMH, BSF, SSF, Odyssey Partners, L.P., Providence Media Partners L.P., Bayer Investment Group, M.L Media Opportunity Partners, L.P., M/C Partners or M/C Investors from transferring any shares of Common Stock owned by it to an Affiliated Successor.
          6.10 Delay of Registration. No Investor or Minority Stockholder shall have any right to obtain or seek an injunction restraining or otherwise delaying any Registration of the securities of the Company as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 6.
     7.   Additional Issuances of Equity Securities; Preemptive
Rights.
          7.1 Additional Issuances of Equity Securities. Except for the issuance of options to purchase Common Stock to certain holders of rights to receive Class B Limited Partnership Units in MARKETS as contemplated by the Exchange Agreement and Plan of Merger, the Company shall not sell any Equity Security unless (i) the terms of such sale are approved by the Board; (ii) the sale price equals or exceeds the fair market value of such Equity Security as determined by the Board; and (iii) if, as a result of such sale and other related transactions, any Person or group of Persons (within the meaning of Rule 13d-5 under the Exchange Act), which are not Investors, would Beneficially Own 10% or more of the outstanding shares of Common Stock, such Person or group of Persons shall have executed a counterpart of this Agreement agreeing to be an Investor and to be bound by the terms hereof; provided, however, that clause (ii) shall not be deemed to prohibit the issuance of Equity Securities to members of the Company's management for a sale price equal to at least 85% of fair market value. For purposes of clause (ii) above, the determination of fair market value of any such Equity Security by the Board shall be conclusive, final and binding. As used herein "Equity Security" shall mean the Common Stock or any other class or series of common stock or preferred stock of the Company, or options, rights, warrants, conversion rights or appreciation rights relating thereto, or any other type of equity security that the Company may lawfully issue.
          7.2 Preemptive Rights. If at any time the Company proposes to offer, issue, sell or otherwise dispose of Equity Securities to any one or more of the Investors or their Affiliates,
(i) the Company shall, prior to any such issuance or sale, give written notice (a "Preemptive Notice") to each holder of Common Stock setting forth the purchase price of such Equity Securities, the type and aggregate number of Equity Securities to be so offered, issued, sold, or otherwise dispose of the terms and conditions of such offer, issuance, sale or other disposition and the rights, powers and duties inhering in such additional Equity Securities and (ii) each holder of Common Stock shall have the right (the "Preemptive Right") to acquire the percentage of such Equity Securities equal to the number of shares of Common Stock then held by such holder divided by the aggregate number of shares of Common Stock held by all stockholders of the Company. Any holder of Common Stock may exercise such Preemptive Right, in whole or in part, on the terms and conditions and for the purchase price set forth in the Preemptive Notice, by giving to the Company notice to such effect, within thirty (30) days after the giving of the Preemptive Notice. After the expiration of such thirty (30) day period and subject to Section 7.1, the Company shall have the power to issue and sell any or all of the Equity Securities referred to in the applicable Preemptive Notice as to which no Preemptive Right has been exercised but only upon the terms and conditions, and for a purchase price not lower than the purchase price, set forth in the Preemptive Notice. In the event the Company does not issue and sell the Equity Securities referred to in the applicable Preemptive Notice on the terms and conditions set forth in such Preemptive Notice within ninety (90) days after the expiration of such thirty
(30) day period then any subsequent proposal by the Company to offer, issue, sell or otherwise dispose of Equity Securities to any one or more Investors or their Affiliates shall be subject to this
Section 7.2.
     8.   Representations and Warranties.
          8.1 Representations and Warranties of the Investors. Each of HFCP II, Orchard, International, JWS, TEG, PN, SCC, GSCP, GSCPMH, BSF, SSF, Odyssey Partners, L.P., Providence Media Partners L.P., Bayer Investment Group, M.L. Media Opportunity Partners L.P., M/C Partners and M/C Investors hereby represents and warrants to the other parties and the Company as follows:
                (i) Such Person has full power and authority to execute, deliver and perform its obligations under this Agreement;
                (ii)    This Agreement and all transactions
contemplated hereby have been duly and validly authorized by all necessary action on the part of such Person and this Agreement constitutes the legal, valid and binding obligation of such Person enforceable against it in accordance with its terms;
                (iii)   Neither the execution, delivery or
performance of this Agreement by such Person, nor the consummation of the transactions contemplated hereby will, with or without the giving of notice of passage of time, or both conflict with, result in a default or loss of rights (or give rise to any right of termination, cancellation or acceleration) under, (A) any provision of the certificate of incorporation, by-laws, partnership agreement or comparable constituent document of such Investor, (B) any material note, bond, indenture, mortgage, deed of trust, contract, agreement, lease or other instrument or obligation to which any such Person is a party or by which it or its properties may be bound or affected or (C) any law, order, judgment, ordinance, rule, regulation or decree to which any such Investor is a party or by which it or any of its properties are bound or affected; and
                (iv)    Such Person has no written or oral
agreement providing for it to, has no present plan or intention to, and knows of no such agreement or present plan or intention by any of such other Persons to, sell, exchange, transfer by gift or otherwise dispose of any shares of Common Stock set forth on
Schedule 1 hereto (including, with respect to PN, shares of Common Stock to be distributed to PN upon the liquidation of PN Cellular Limited Partnership) or that may be received by any of them pursuant to Article 12 of the Exchange Agreement and Plan of Merger.
          8.2 Representations and Warranties of the Company. The Company hereby represents and warrants to each of the Investors that it has no written or oral agreement for it to, and has no present plan or intention to, either redeem or otherwise reacquire any shares of Common Stock set forth on Schedule 1 annexed hereto, to issue any shares of Common Stock in addition to those set forth on such Schedule 1 or to sell, or to cause or allow to be sold, any shares of Common Stock owned by any of its Subsidiaries except for the issuance of Common Stock (i) to the former holders of rights to receive Class B Limited Partnership Units in MARKETS, as contemplated by the Exchange Agreement and Plan of Merger, (ii) pursuant to employee or management stock option plans adopted by the Company after the date hereof and (iii) pursuant to Article 12 of the Exchange Agreement and Plan of Merger; provided, however, that the Company has no written or oral agreement to, and has no present plan or intention to, issue shares of Common Stock pursuant to clauses (i) and (ii) in excess of 8% of the total number of shares of Common Stock outstanding on the date hereof.
     9.   Covenants and Agreements.
          9.1 Covenants and Agreements of the Investors. Each of HFCP II, Orchard, International, JWS, TEG, PN, SCC, GSCP, GSCPMH, BSF, SSF, Odyssey Partners, L.P., Providence Media Partners L.P., Bayer Investment Group, M.L. Media Opportunity Partners L.P., M/C Partners and M/C Investors hereby covenants and agrees that it will not engage in any transaction (including any transaction by such Person with any Affiliate of such Person) that would disqualify the transactions pursuant to which each of them acquired the shares of Common Stock set forth opposite its respective name on Schedule 1 annexed hereto from qualification under Section 351 of the Internal Revenue Code of 1986, as amended (the "Code"). Each of such Persons further covenants and agrees that it will not vote or consent to the taking of any action by the Company that would disqualify such transactions from qualification under Section 351 of the Code.
          9.2 Covenants and Agreements of the Company. The Company covenants and agrees that it will not, and it will not permit any of its Subsidiaries to, sell, transfer, convey, assign or otherwise dispose of the shares of Common Stock or other property transferred to it or its Subsidiaries pursuant to the transactions consummated in connection with the Exchange Agreement and Plan of Merger (the "Combination Transactions") in any transaction that would disqualify the Combination Transactions from qualification under Section 351 of the Code; provided, however, that the Company shall be permitted to effect the transfer of the entire limited partnership interest in MARKETS to WWC Holdings as contemplated by the Exchange Agreement and Plan of Merger.
     10.  Term; Survival.
          10.1 Term. Subject to Section 10.2, this Agreement shall terminate upon the earliest to occur of any of the following events:
                (a)     The consent in writing of all of the
parties hereto; or
                (b) The expiration of ten (10) years from the date of execution and delivery of this Agreement; or
                (c) The filing by the Company of a petition in bankruptcy or the expiration of sixty (60) days after a petition in bankruptcy shall have been filed against the Company and such petition shall not have been stayed or discharged during such sixty
(60) day period; or upon the expiration of sixty (60) days after the commencement of any proceeding under any law for the relief of debtors seeking the relief or readjustment of the Company's indebtedness either through reorganization, winding-up, extension or otherwise, and such proceedings involving the Company as debtor shall not have been vacated or stayed within such sixty (60) day period; or upon the appointment of a receiver, custodian or trustee for all or substantially all of the Company's property, or the making by the Company of any general assignment for the benefit of creditors, or the admitting in writing by the Company of its inability to pay its debts as they mature; or upon the voluntary or involuntary liquidation or dissolution of the Company; or
                (d) The beneficial ownership of all of the Common Stock by only one Investor; or
                (e)     The consummation of a Public Offering.
          10.2 Survival. Nothing contained in this Section 10 shall affect or impair any rights or obligations of any party hereto arising prior to the time of the termination of this Agreement, or which may arise by an event causing the termination of this Agreement. Anything to the contrary contained herein notwithstanding, the provisions of Section 6 shall survive any termination of this Agreement pursuant to Section 10.1(e) and shall continue in full force and effect until a termination of this Agreement occurs pursuant to one of the other provisions of Section 10.1; provided, however, that only Persons and their Affiliates who are either Investors or Minority Stockholders immediately prior to the consummation of a Public Offering shall have any rights pursuant to Section 6 hereof after the consummation of a Public Offering.
     11. Restrictions on Transfer. Except pursuant to a Public Offering, no Investor shall sell, transfer, convey, tender or otherwise dispose of shares of Common Stock to any Person or group of Persons (within the meaning of Rule 13d-5 under the Exchange
Act), or enter into any agreement, contract or commitment, or vote or consent, to do any of the foregoing, if, as a result of such sale, transfer, conveyance, tender or other disposition, such Person or group of Persons would Beneficially Own more than 5% of the outstanding Common Stock, unless such Person or group of Persons shall have executed a counterpart of this Agreement agreeing to be an Investor and to be bound by the terms hereof; provided, however, that an Investor shall not be deemed to be in breach of this Section 11 if as a result of the sale by an Investor over the facilities of a national securities exchange or pursuant to ordinary brokerage transactions which do not involve the solicitation of an offer to purchase shares of Common Stock a Person or group of Person would Beneficially Own more than 5% of the outstanding Common Stock without such Person or group of Person executing a counterpart of this Agreement agreeing to be an Investor and bound by the terms hereof. Any sale, transfer, conveyance, tender or other disposition of shares of Common Stock by any Investor without compliance with this Section 11 shall be null and void and no such purchaser or transferee shall have any rights as a stockholder of the Company.
     12.  Miscellaneous.
          12.1 Certain Subsequent Transactions. If the Company Registers any of its securities under the Securities Act or the Company is acquired by way of a merger, sale of assets, exchange of stock or otherwise, and at the time of any such Registration, merger, sale of assets, exchange of stock or other acquisition, the Company's subsidiary, General Cellular Corporation, a Delaware corporation ("GCC"), is not wholly owned by the Company, the Investors will use reasonable efforts to cause the Company to effect one or more transactions that will result in the issuance to any minority stockholders of GCC of one (1) share of Common Stock (adjusted for any stock splits, stock dividends, reverse stock splits, or similar changes in the capitalization of the Company or by reason of any adjustment in the number of shares of Common Stock issued to holders of GCC Common Stock pursuant to Section 12.2 of the Exchange Agreement and Plan of Merger), or the fair market value thereof in cash (or such other property or consideration which in the good faith judgment of the Board is fair to the minority stockholders of GCC), in exchange for each share of common stock owned by such minority stockholder in GCC; provided, however, that in the case of an acquisition of the Company, the Investors may, instead of causing the Company to issue Common Stock, cause the delivery to such minority stockholders in GCC of the securities or other property, or the fair market value thereof in cash (or such other property or consideration which in the good faith judgment of the Board is fair to the minority stockholders of GCC), they would have received in the acquisition had such Common Stock been issued to them as contemplated by this provision.
          12.2 Successors, Assigns and Transferees. This Agree-ment shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, heirs, successors and assigns. No Transfer by HFCP II, Orchard, International, JWS, TEG, PN, SCC, GSCP, GSCPMH, BSF, SSF, Odyssey Partners, L.P., Providence Media Partners L.P., Bayer Investment Group, M.L Media Opportunity Partners, L.P., M/C Partners or M/C Investors to any Affiliated Successor of such Person shall be effective unless such Affiliated Successor executes a counterpart of this Agreement agreeing to be an Investor and bound by the terms hereof.
          12.3 Specific Performance, Etc. The Company and each Investor, in addition to being entitled to exercise all of the rights provided herein or in the Company's Certificate of Incorporation or granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. Each of the Company and the Investors agree that monetary damages would not be adequate compensation for any loss incurred by it by reason of a breach by any other party hereto of the provisions of this Agreement and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.
          12.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware as applied to agreements entered into and wholly to be performed within the State of Delaware.
          12.5 Headings. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.
          12.6 Notices. Any notice required or permitted here-under shall be given in writing and shall be conclusively deemed effectively received by the addressee upon personal delivery, on the date of receipt if sent by facsimile or overnight courier, charges prepaid, or five days after deposit in the United States mail, by registered or certified mail, postage prepaid, addressed as follows:
   (a) if to the
        Company:              Western Wireless Corporation
                              330 120th Avenue, Northeast
                              Suite 200
                              Bellevue, Washington 98005
                              Attention: John W. Stanton
                              Facsimile: (206) 635-0126

   with copies to:            Barry A. Adelman, Esq.
                              Rubin Baum Levin Constant & Friedman
                              30 Rockefeller Plaza
                              New York, New York 10112
                              Facsimile: (212) 698-7825

                              and

                              Paul J. Mundie, Esq.
                              Heller, Ehrman, White
                               & McAuliffe
                              333 Bush Street
                              San Francisco, CA 94104-2878
                              Facsimile: (415) 772-6268

   (b) if to HFCP II,
        Orchard or
        International:        c/o Hellman & Friedman
                              One Maritime Plaza, Suite 1200
                              San Francisco, California 94111
                              Attention: John L. Bunce, Jr.
                                         General Partner
                              Facsimile: (415) 788-0176

   with a copy to:            Paul J. Mundie, Esq.
                              Heller Ehrman White
                               & McAuliffe
                              333 Bush Street
                              San Francisco, CA 94104-2878
                              Facsimile: (415) 772-6268

   (c) if to JWS, TEG
        PN or SCC:            c/o Stanton Communications, Inc.
                              330 120th Avenue, Northeast
                              Suite 200
                              Bellevue, Washington 98005
                              Attention: John W. Stanton
                              Facsimile: (206) 635-0126

   with a copy to:            Barry A. Adelman, Esq.
                              Rubin Baum Levin Constant & Friedman
                              30 Rockefeller Plaza
                              New York, New York 10112
                              Facsimile: (212) 698-7825

   (d) if to GSCP, GSCPMH,
        BSF or SSF:           c/o Goldman Sachs & Co.
                              85 Broad Street
                              New York, New York 10004
                              Attention:  Terence M. O'Toole
                              Facsimile: (212) 902-4103

   with a copy to:            Alison S. Ressler, Esq.
                              Sullivan & Cromwell
                              444 South Flower Street
                              Los Angeles, California 90071
                              Facsimile: (213) 683-0457

   (e) if to Odyssey:         Odyssey Partners, L.P.
                              31 West 52nd Street
                              New York, New York 10019
                              Attention: Brian Kwait
                              Facsimile: (212) 708-0730

   with a copy to:            Norman D. Chirite, Esq.
                              Weil Gotshal & Manges
                              767 Fifth Avenue
                              New York, New York 10153
                              Facsimile: (212) 310-8007

   (f) if to Providence       Providence Ventures, Inc.
                              900 Fleet Center
                              50 Kennedy Plaza
                              Providence, Rhode Island 02903
                              Attention: Jonathan M. Nelson
                              Facsimile: (401) 751-1790

   with a copy to:            David K. Duffell, Esq.
                              Edwards & Angell
                              2700 Hospital Tower
                              Providence, Rhode Island 02903
                              Facsimile: (401) 276-6611

   (g) if to Bayer:           Bayer Investment Group
                              6800 Pelican Bay Boulevard
                              Naples, Florida 33963
                              Attention: David A. Bayer
                              Facsimile:

   with a copy to:            John Short, Esq.
                              Peper Martin Jensen Maichel & Hetlage
                              720 Olive Street - 24th Floor
                              St. Louis, Missouri 63101
                              Facsimile: (314) 621-4834

   (h) if to ML Media:        M.L. Media Opportunity
                               Partners L.P.
                              350 Park Avenue - 16th Floor
                              New York, New York 10022
                              Attention:  Mr. I. Martin Pompadour
                              Facsimile: (212) 980-8374

   with a copy to :           Steven L. Kirshenbaum, Esq.
                              Proskauer Rose Goetz & Mendelsohn
                              1585 Broadway
                              New York, New York 10036
                              Facsimile: (212) 969-2900

   (i) if to M/C Partners:    Media/Communications Partners II
                               Limited Partnership
                              75 State Street
                              Boston, Massachusetts 02109
                              Attention: Mr. Jim Wade
                              Facsimile:

   with a copy to:            Leonard Q. Slap, Esq.
                              Edwards & Angell
                              101 Federal Street
                              Boston, Massachusetts 02110
                              Facsimile: (617) 439-4170 or 7748

   (j) if to M/C Investors:   Media/Communications Investors
                               Limited Partnership
                              75 State Street
                              Boston, Massachusetts 02109
                              Attention: Mr. Jim Wade
                              Facsimile:

   with a copy to:            Leonard Q. Slap, Esq.
                              Edwards & Angell
                              101 Federal Street
                              Boston, Massachusetts 02110
                              Facsimile: (617) 439-4170 or 7748

or to such other address or facsimile number as any party may have furnished in writing to the other parties in the manner provided above.
          12.7 Exchanges, Recapitalizations, Etc. Affecting the Company's Common Stock. The provisions of this Agreement shall apply, to the full extent set forth herein with respect to the shares of Common Stock now or hereinafter owned by each Investor, to any and all securities of the Company or any successor or assign of the Company (whether by merger, consolidation or otherwise) that may be issued in respect of, in exchange for, or in substitution of such shares of Common Stock, and shall be appropriately adjusted for any stock dividends, stock splits, reverse splits, combinations, recapitalizations and the like occurring after the date hereof.
          12.8 Inspection and Compliance with Law. Copies of this Agreement will be available for inspection or copying by any interested Person at the offices of the Company through the Sec-retary of the Company. The Company will otherwise take all actions as may be necessary or appropriate to comply with any applicable law relating to the validity and enforceability of stockholders agreements containing the provisions of this Agreement.
          12.9 Waivers. The failure of any party hereto to give notice of the breach or non-fulfillment of any term or condition of this Agreement shall not constitute a waiver thereof, nor shall the waiver of any breach or non-fulfillment of any term or condition of this Agreement constitute a waiver of any other breach or non-ful-fillment of that term or condition or any other term or condition of this Agreement.
          12.10 Amendments. This Agreement may be amended or modified at any time by a writing setting forth such amendment or modification, signed by the Company and by Investors owning in the aggregate at least 75% of the Common Stock; provided, however, that, unless such amendment is signed by the Company and by all of the Investors, no such amendment or modification shall (i) eliminate any right of any Investor to designate the member or members of the Board it is entitled to designate in accordance with
Section 4.1 hereof (it being understood and agreed that this clause
(i) shall not prohibit the enlargement of the Board), or (ii) amend Sections 5.1, 6, 7, 10, 11 or 12.1 hereof.
          12.11 Multiple Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall constitute an original copy hereof, but all of which together shall constitute one agreement.
          12.12 Severability. In the event that any one or more of the provisions contained in this Agreement or in any other document, instrument or agreement referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such document, instrument or agreement.
          12.13 Obligations Several. The obligations of each of the Investors under this Agreement shall be several with respect to each such Investor.
          12.14 Entire Agreement. Except for the Agreement, dated of even date herewith, among the H&F Entities, the GSC Entities and Stanton, this Agreement contains the entire understanding among the parties hereto concerning the subject matter hereof and supersedes all prior agreements and undertakings, whether written or oral, with respect to the subject matter hereof. Without limiting the generality of the foregoing, (i) GCC, Bayer, HFCP II, Orchard and International hereby agree that the Shareholders Agreement, by and among GCC, Bayer, HFCP II, Orchard and International is hereby terminated and shall be of no further force or effect; (ii) GCC, HFCP II, Orchard, International and SCI Communications, Inc.
(formerly known as Stanton Communications, Inc., "SCI") hereby agree that the Shareholders Agreement, by and among GCC, HFCP II, Orchard, International and SCI is hereby terminated and shall be of no further force or effect; and (iii) GCC, M/C Partners, M/C
Investors, HFCP II, Orchard, International and SCI hereby agree that the Shareholders Agreement, by and among GCC, M/C Partners (as successor in interest to NovAtel Finance, Inc.), M/C Investors (as successor in interest to NovAtel Finance, Inc.), HFCP II, Orchard, International and SCI is hereby terminated and shall be of no further force or effect.
     IN WITNESS WHEREOF, each of the parties has executed or caused this Agreement to be executed by its duly authorized officer as of the date first above written.
                            WESTERN WIRELESS CORPORATION



                            By:_____________________________________
                               Name:
                               Title:

                            HELLMAN & FRIEDMAN CAPITAL PARTNERS
                             II, L.P., a  California limited partnership
                            By: Hellman & Friedman Investors,
                                 L.P., its general partner
                            By: Hellman & Friedman Investors,
                                 Inc., its general partner


                            By:_____________________________________
                               Name:
                               Title:

                            H & F ORCHARD PARTNERS, L.P.,
                             a California limited partnership
                            By: H & F Orchard Investors, L.P.,
                                 its general partner
                            By: H & F Orchard Investors, Inc.,
                                 its general partner


                            By:_____________________________________
                               Name:
                               Title: Vice president


                            H & F INTERNATIONAL PARTNERS, L.P.,
                             a California limited partnership
                            By: H & F International Investors,
                                 L.P., its general partner
                            By: H & F International Investors,
                                 Inc., its general partner


                            By:_____________________________________
                               Name:
                               Title:



                            ________________________________________
                            JOHN W. STANTON



                            ________________________________________
                            THERESA E. GILLESPIE


                            PN CELLULAR, INC.


                            By:_____________________________________
                               Name:
                               Title:

                            STANTON COMMUNICATIONS CORPORATION


                            By:_____________________________________
                               Name:
                               Title:

                            GS CAPITAL PARTNERS, L.P.
                            By: GS Advisors L.P., General Partner
                            By: GS Advisors, Inc., General Partner


                            By:_____________________________________
                               Name:
                               Title:

                            GS CAPITAL PARTNERS MEDIA HOLDING I, L.P.
                            By: GS Capital Partners, L.P.,
                                General Partner
                            By: GS Advisors L.P., General Partner
                            By: GS Advisors, Inc., General Partner


                            By:_____________________________________
                               Name:
                               Title:

                            BRIDGE STREET FUND 1992, L.P.
                            By: Stone Street Performance Corp.,
                                Managing General Partner


                            By:_____________________________________
                               Name:
                               Title:

                            STONE STREET FUND 1992, L.P.
                            By: Stone Street Performance Corp.,
                                General Partner


                            By:_____________________________________
                               Name:
                               Title:

                            ODYSSEY PARTNERS, L.P.,


                            By:_____________________________________
                               Name:
                               Title:

                            PROVIDENCE MEDIA PARTNERS L.P.
                            By: Providence Media GP Limited Partnership
                            Its:  General Partner
                            By: Providence Ventures L.P.
                            Its:  General Partner


                            By:_____________________________________
                               Name:
                               Title:

                            BAYER INVESTMENT GROUP

                            By: David A. Bayer Trust u/a/d August 21, 1992


                            By:_____________________________________
                               David A. Bayer, Trustee

                            M.L. MEDIA OPPORTUNITY PARTNERS L.P.


                            By:_____________________________________
                               Name:
                               Title:

                            MEDIA/COMMUNICATIONS PARTNERS II
                             LIMITED PARTNERSHIP


                            By:_____________________________________
                               Name:
                               Title:

                            MEDIA/COMMUNICATIONS INVESTORS
                             LIMITED PARTNERSHIP

                            By:_____________________________________
                               Name:
                               Title:

By its execution below the undersigned, General Cellular Corporation and SCI Communications, Inc. hereby agree to be bound by the provisions of
Section 12.14 of the foregoing Stockholders Agreement.

                            SCI COMMUNICATIONS, INC.


                            By:_____________________________________
                               Name:
                               Title:

                            GENERAL CELLULAR CORPORATION


                            By:_____________________________________
                               Name:
                               Title:             STOCKHOLDERS AGREEMENT
                          BY AND AMONG
                  WESTERN WIRELESS CORPORATION,
          HELLMAN & FRIEDMAN CAPITAL PARTNERS II, L.P.,
  H&F ORCHARD PARTNERS, L.P., H&F INTERNATIONAL PARTNERS, L.P.,
           JOHN W. STANTON and THERESA  E. GILLESPIE,
     PN CELLULAR, INC., STANTON COMMUNICATIONS CORPORATION,
                   GS CAPITAL PARTNERS, L.P.,
           GS CAPITAL PARTNERS MEDIA HOLDING I, L.P.,
  BRIDGE STREET FUND 1992, L.P., STONE STREET FUND 1992, L.P.,
      ODYSSEY PARTNERS, L.P., PROVIDENCE MEDIA PARTNERS L.P.
  BAYER INVESTMENT GROUP, M.L. MEDIA OPPORTUNITY PARTNERS L.P.,
      MEDIA/COMMUNICATIONS PARTNERS II LIMITED PARTNERSHIP
                               AND
       MEDIA/COMMUNICATIONS INVESTORS LIMITED PARTNERSHIP


                      DATED:  July 29, 1994

                        TABLE OF CONTENTS

Section                                                      Page


1.   Certain Definitions . . . . . . . . . . . . . . . . . . .  3

2.   Certificate of Incorporation and By-Laws. . . . . . . . .  8

3.   Legend. . . . . . . . . . . . . . . . . . . . . . . . . .  8

4.   Management of the Corporation . . . . . . . . . . . . . .  9
     4.1     Board of Directors. . . . . . . . . . . . . . . .  9
     4.2     Transaction between the Company and Investors or
             their Affiliates. . . . . . . . . . . . . . . . . 12

5.   Tag-Along . . . . . . . . . . . . . . . . . . . . . . . . 13
     5.1     Tag-Along Notice. . . . . . . . . . . . . . . . . 13
     5.2     Stop-Transfer . . . . . . . . . . . . . . . . . . 16

6.   Registration Rights . . . . . . . . . . . . . . . . . . . 16
     6.1     Demand Registration . . . . . . . . . . . . . . . 16
     6.2     Notice of Registration and Inclusion of
             Registrable Common Stock. . . . . . . . . . . . . 22
     6.3     Compliance with Blue Sky Laws . . . . . . . . . . 25
     6.4     Expenses of Registration. . . . . . . . . . . . . 25
     6.5     Registration Procedures . . . . . . . . . . . . . 27
     6.6     Information . . . . . . . . . . . . . . . . . . . 27
     6.7     Indemnification . . . . . . . . . . . . . . . . . 28
     6.8     Selection of Underwriters . . . . . . . . . . . . 34
     6.9     Holdback Agreements . . . . . . . . . . . . . . . 34
     6.10    Delay of Registration . . . . . . . . . . . . . . 35

7.   Additional Issuances of Equity Securities; Preemptive
     Rights. . . . . . . . . . . . . . . . . . . . . . . . . . 36
     7.1     Additional Issuances of Equity Securities . . . . 36
     7.2     Preemptive Rights . . . . . . . . . . . . . . . . 37

8.   Representations and Warranties. . . . . . . . . . . . . . 38
     8.1     Representations and Warranties of the
             Investors . . . . . . . . . . . . . . . . . . . . 38
     8.2     Representations and Warranties of the Company . . 39

9.   Covenants and Agreements. . . . . . . . . . . . . . . . . 40
     9.1     Covenants and Agreements of the Investors . . . . 40
     9.2     Covenants and Agreements of the Company . . . . . 41

10.  Term; Survival. . . . . . . . . . . . . . . . . . . . . . 41
     10.1    Term. . . . . . . . . . . . . . . . . . . . . . . 41
     10.2    Survival. . . . . . . . . . . . . . . . . . . . . 42

11.  Restrictions on Transfer. . . . . . . . . . . . . . . . . 43

12.  Miscellaneous . . . . . . . . . . . . . . . . . . . . . . 44
     12.1    Certain Subsequent Transactions . . . . . . . . . 44
     12.2    Successors, Assigns and Transferees . . . . . . . 45
     12.3    Specific Performance, Etc.. . . . . . . . . . . . 45
     12.4    Governing Law . . . . . . . . . . . . . . . . . . 46
     12.5    Headings. . . . . . . . . . . . . . . . . . . . . 46
     12.6    Notices . . . . . . . . . . . . . . . . . . . . . 46
     12.7    Exchanges, Recapitalizations, Etc. Affecting the
             Company's Common Stock. . . . . . . . . . . . . . 49
     12.8    Inspection and Compliance with Law. . . . . . . . 49
     12.9    Waivers . . . . . . . . . . . . . . . . . . . . . 50
     12.10   Amendments. . . . . . . . . . . . . . . . . . . . 50
     12.11   Multiple Counterparts . . . . . . . . . . . . . . 50
     12.12   Severability. . . . . . . . . . . . . . . . . . . 51
     12.13   Obligations Several . . . . . . . . . . . . . . . 51
     12.14   Entire Agreement. . . . . . . . . . . . . . . . . 51